WELLSFORD REAL PROPERTIES, INC.
                            535 Madison Avenue
                         New York, New York  10022
                 (212) 838-3400       Fax: (212) 421-7244



FOR IMMEDIATE RELEASE:


                      WELLSFORD REAL PROPERTIES, INC.
                     RECRUITS THREE NEW PROFESSIONALS


NEW YORK, May 6, 1999--Wellsford Real Properties, Inc. (AMEX:WRP) has announced the recruitment of Messrs. Rodney F. Du Bois, Marc Kwestel, and David Luczkow.

Rodney Du Bois, who has been a director of the Company since its inception, has been appointed to the position of Vice Chairman and Chief Operating Officer. He has been President and co-owner of Goshawk Corporation, which provides finance and general corporate services, since 1982. Mr. Du Bois was a founder of Mountain Cable Company, a cable TV multiple system operator, and its Chairman from 1985 until the company's sale in 1988. Previously, Mr. Du Bois served as a senior executive at two publicly traded Hawaiian corporations: Executive Vice President and Director of C. Brewer and Co. and Chairman of Alexander and Baldwin Agribusiness, Inc. Further, he has served as a managing director of Warburg, Paribas, Becker, Inc., an investment banking firm, and as a Professor of Real Estate at the Amos Tuck School of Business Administration at Dartmouth College.

Marc Kwestel has been appointed a Vice President of Wellsford Capital. He has 10 years of experience in commercial real estate. Prior to joining WRP, Mr. Kwestel was a Vice President at Capital Company of America (formerly Nomura Asset Capital Corporation) where he was responsible for originating, underwriting, and closing loans in excess of $15 million for inclusion in REMIC and RASIT securitizations. Previously, Mr. Kwestel was a Vice President at Tallwood Associates where he focused on capital markets advisory assignments and principal transactions. Mr. Kwestel holds a BA from Yeshiva University and an MBA from Columbia Business School.

David Luczkow joins WRP as Vice President of Wellsford Capital. He comes from Morgan Stanley Dean Witter where he began in June 1997 as a CMBS secondary markets trader focusing on the investment grade CMBS and FNMA DUS product sectors. In January 1998 Mr. Luczkow assumed responsibilities in the conduit mortgage origination group, covering mortgage bankers and executing portfolio acquisitions. Prior to joining Morgan Stanley, Mr. Luczkow was employed at Equitable Real Estate since 1993, where he was responsible for real estate debt activities, including the acquisition of investment grade and non-investment grade CMBS and raising debt capital for the firm's equity funds. Mr. Luczkow received his MBA from Wharton School, his MA in International Studies from the Lauder Institute in 1993, and his BA in Economics magna cum laude from Dartmouth College in 1988.

Jeffrey Lynford, Chairman, commenting on these appointments, said, "Rod Du Bois brings a wealth of executive experience to the Company at a time of rapid growth for Wellsford. Marc and David each have real-time, hands-on experience in the debt markets. We expect each individual to make a substantial contribution to the firm's growth and risk management."

Wellsford Real Properties is a real estate merchant banking firm headquartered in New York City, which acquires, finances, develops and operates real properties and organizes and invests in private and public real estate companies.

Press Contact:      Jeffrey H. Lynford
                    Chairman
                    Wellsford Real Properties, Inc.
                    (212) 838-3400